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For Release July 20, 2000--12:00 noon PST            Contact:  Heidi B. Stanley
                                                                 (509) 358-6160


                         STERLING FINANCIAL CORPORATION
                        OF SPOKANE, WASHINGTON, ANNOUNCES
                          2000 SECOND QUARTER EARNINGS

Spokane, Washington--July 20, 2000--Sterling Financial Corporation (NASDAQ:STSA) today announced earnings of $3.4 million, or $0.42 per diluted share, for the three months ended June 30, 2000. This compares with earnings of $3.2 million, or $0.40 per diluted share for the prior year's comparable quarter. Net income for the six months ended June 30, 2000 was $6.7 million, or $0.82 per diluted share, which compares with net income of $6.1 million for the six months ended June 30, 1999, or $0.74 per diluted share. The increase in earnings for both periods primarily reflected an increase in net interest income and other income.

Operating cash earnings were $4.3 million, or $0.52 per diluted share, and $4.1 million, or $0.51 per diluted share, for the three months ended June 30, 2000 and 1999, respectively. Operating cash earnings were $8.5 million, or $1.04 per diluted share, and $7.9 million, or $0.97 per diluted share, for the six months ended June 30, 2000 and 1999, respectively.

Harold B. Gilkey, Chairman and CEO, said, "Sterling continues to enhance its presence as a community bank by increasing its business banking, construction, consumer and commercial real estate lending while increasing its retail deposits, particularly transaction accounts. This change in the mix of assets and liabilities is contributing to the increases in net interest income and fee income."

Net interest income was $20.1 million for the three months ended June 30, 2000, compared with $19.4 million for the three months ended March 31, 2000 and $18.8 million for the same period in the prior year. For the six months ended June 30, 2000, net interest income was $39.5 million, an increase of 8.1%, compared with $36.5 million for the same period in 1999. The increases in net interest income for the current three-month and six-month periods were primarily due to an increase in the volume and change in the mix of loans and deposits. For the current quarter, the net interest margin increased modestly to 3.30%, compared with 3.29% in the March 31, 2000 quarter, although it has declined from 3.39% for the three months ended June 30, 1999.

Mr. Gilkey added, "Sterling continues to provide personalized, quality financial services to its customers as is exemplified by our "Hometown Helpful" philosophy. The beginning of the second quarter marked the launching of Internet banking through our website, www.sterlingsavingsbank.net. Customers also requested image statements, a service that only Sterling offers in most of our markets. Our customers received their first image statements during the third quarter. We believe Sterling's success is a direct result of our ability to respond to our customers' needs."


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Sterling Financial Corporation
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July 20, 2000


Other income, which consists primarily of fees and service charges, loan servicing fees and income from mortgage banking operations, increased approximately 20% to $3.7 million during the most recent quarter, compared to $3.1 million during the prior year's comparable period. Other income for the six months ended June 30, 2000 was $7.0 million, compared to $6.6 million during the same period last year.

Total assets increased 6.0% to $2.66 billion at June 30, 2000, compared with $2.51 billion at June 30, 1999. Total deposits increased 2.6% to $1.65 billion at June 30, 2000, compared with $1.61 billion at June 30, 1999.

Total loan production for the quarter ended June 30, 2000, was $305.9 million, down from $314.3 million for the same period a year ago, primarily as a result of lower one- to four-family residential mortgage loan originations. Total loan production for the six months ended June 30, 2000, was $554.6 million, compared with $655.0 million during the same period a year ago. Community banking originations, which include business banking, construction, consumer and commercial real estate loans, were strong for this period.

Operating expenses were $17.3 million for the three months ended June 30, 2000, compared with $15.7 million for the three months ended June 30, 1999. Operating expenses were $33.7 million and $31.6 million for the six months ended June 30, 2000 and 1999, respectively. The higher level of operating expenses was primarily a result of expanded staffing in Sterling's branch delivery network and the full implementation of the Bank's item processing operations.

Asset quality measures remained at acceptable levels. Nonperforming assets were 0.69% of total assets at June 30, 2000, compared with 0.68% at March 31, 2000 and 0.53% at June 30, 1999. Nonperforming assets were $18.3 million at June 30, 2000, compared with $17.7 million at March 31, 2000 and $13.4 million at June 30, 1999.

Return on average equity was 11.3% for the three months ended June 30, 2000, compared with 10.7% for the same period in 1999. Return on average equity for the six months ended June 30, 2000 was 11.2%, compared with 10.1% for the same period in 1999. These increased returns on average equity were a result of higher net income. Return on average assets was 0.52% for the three months ended June 30, 2000, compared with 0.54% for the same period in 1999. Return on average assets was 0.52% for the six months ended June 30, 2000, compared with 0.51% for the six months ended June 30, 1999.

Operating cash return on average equity was 14.2% for the three months ended June 30, 2000, compared with 13.7% for the same period in 1999. Operating cash return on av erage equity for the six months ended June 30, 2000 was 14.2%, compared with 13.2% for the same period in 1999. Operating cash return on equity excludes amortization of intangible assets, net of related income taxes.

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Sterling Financial Corporation
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July 20, 2000


Sterling's Goodwill Litigation, which had been stayed for almost ten years, is proceeding with the discovery phase of the case. Although it is impossible to accurately predict when this effort will be concluded, it is anticipated that the discovery stage will take most or all of 2000 and that Sterling's case will be scheduled for trial by late 2001. Because of the increased level of effort required to bring the case to conclusion, Sterling has seen an increase in legal expenses, which is expected to continue over the next few years.




Sterling Financial Corporation of Spokane, Washington, is a savings and loan holding company which owns Sterling Savings Bank. Sterling Savings Bank is a Washington State-chartered, federally insured stock savings association which opened in April 1983. Sterling Savings Bank, based in Spokane, Washington, has branches throughout Washington, Idaho, Oregon and western Montana. Through Sterling's wholly owned subsidiaries Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices in Washington, Oregon, Idaho and western Montana. Sterling's subsidiary Harbor Financial Services, Inc., provides non-bank investments, including mutual funds, variable annuities, and tax-deferred annuities, through regional representatives throughout Sterling Savings' branch network.

ANY TREND OR FORWARD-LOOKING INFORMATION INCLUDED IN THIS PRESS RELEASE IS SUBJECT TO NUMEROUS POSSIBLE RISKS AND UNCERTAINTIES. THESE INCLUDE, BUT ARE NOT LIMITED TO: THE POSSIBILITY OF ADVERSE ECONOMIC DEVELOPMENTS WHICH MAY, AMONG OTHER THINGS, INCREASE DEFAULT AND DELINQUENCY RISKS IN STERLING'S LOAN PORTFOLIOS; SHIFTS IN INTEREST RATES WHICH MAY RESULT IN LOWER INTEREST RATE MARGINS; CHANGES IN ACCOUNTING POLICIES; CHANGES IN THE MONETARY AND FISCAL POLICIES OF THE FEDERAL GOVERNMENT; CHANGES IN THE REGULATORY AND COMPETITIVE ENVIRONMENT, AND OTHER RISKS. STERLING'S FUTURE RESULTS MAY DIFFER MATERIALLY FROM HISTORICAL RESULTS AS WELL AS FROM ANY TREND OR FORWARD-LOOKING INFORMATION INCLUDED IN THIS RELEASE.

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